Exhibit 99.1

For additional information, contact:
E.L. Spencer, Jr.
President, CEO and
Chairman of the Board
(334) 821-9200

Press Release – April 24, 2014

Auburn National Bancorporation, Inc. Reports First Quarter Net Earnings

First Quarter 2014 Highlights:

—	Improved profitability – annualized return on average assets of 0.96%

—	Declining credit costs – recorded negative provision for loan losses of $0.4 million

—	Net interest margin expansion – increased 11 basis points compared to Q1 2013

—	Reduced NPAs – nonperforming assets less than 1% of total assets at March 31, 2014

—	Strong capital position – Tier 1 common equity to total assets of 9.06%

AUBURN, Alabama – Auburn National Bancorporation, Inc. (Nasdaq: AUBN) reported net earnings of approximately $1.8 million, or $0.50 per share, for the first quarter of 2014, an increase of 8%, compared to $1.7 million, or $0.46 per share, for the first quarter of 2013.

Excluding the effects of non-operating items (specifically net securities gains (losses) and prepayment penalties on long-term debt), first quarter 2014 operating net earnings were $2.0 million, or $0.55 per share, compared to $1.9 million, or $0.51 per share, for the first quarter of 2013.

“The Company’s strong first quarter results reflect improvements in our asset quality and net interest margin,” said E.L. Spencer, Jr., President, CEO and Chairman of the Board.

Net interest income (tax-equivalent) was $5.6 million for the first quarter of 2014, compared to $5.5 million for the first quarter of 2013. Net interest income (tax-equivalent) increased as net interest margin improvement offset a decline in average interest-earning assets of 2%. The Company’s improved net interest margin reflects management’s efforts to increase earnings by focusing on deposit pricing and repaying higher-cost wholesale borrowings.

Mr. Spencer continued, “We are pleased with our progress in reducing nonperforming assets and are optimistic about further improvement in 2014.”

Nonperforming assets were $6.3 million, or 0.81% of total assets at March 31, 2014, compared to $8.2 million, or 1.08% of total assets at December 31, 2013. The Company’s annualized net charge-off ratio was 0.17% in the first quarter of 2014, compared to 0.36% in the first quarter of 2013. The Company recorded a negative provision for loan losses of $0.4 million in the first quarter of 2014, compared to a charge of $0.4 million for the provision for loan losses in the first quarter of 2013. The decrease in the provision for loan losses was primarily due to improvement in the overall credit quality of the loan portfolio, including declining net charge-offs and lower levels of adversely classified and nonperforming loans.

Noninterest income was $0.8 million for the first quarter of 2014, compared to $1.7 million in the first quarter of 2013. The decrease was primarily due to a decrease in mortgage lending income of $0.4 million as higher interest rates for mortgage loans negatively impacted refinance activity and a decrease in net securities gains (losses) of $0.5 million that was primarily due to an other-than-temporary impairment charge on securities management intended to sell at March 31, 2014. Subsequent to March 31, 2014, the Company sold available-for-sale agency RMBS securities with a fair value of approximately $18.9 million and realized a loss of $0.3 million.

Noninterest expense was approximately $4.0 million in the first quarter of 2014, compared to $4.2 million in the first quarter of 2013. The decrease was primarily due to a decrease in prepayment penalties on long-term debt. The Company incurred no prepayment penalties during the first quarter of 2014, compared to $0.4 million during the first quarter of 2013 when the Company repaid a $10.0 million FHLB advance with an interest rate of 3.17%. This decrease was partially offset by increases in certain other noninterest expenses, including an increase in net OREO expenses of $0.1 million due to realized holding losses or write-downs on the valuations of certain OREO properties.

Income tax expense was approximately $0.7 million for the first quarter of 2014, compared to $0.5 million in the first quarter of 2013. The Company’s effective tax rate for the first quarter of 2014 was 26.51%, compared to 22.17% in the first quarter of 2013. The increase in the Company’s effective tax rate was primarily due to decreases in tax exempt interest income as our holdings of municipal securities have declined. In addition, as earnings before income taxes increases, the impact of tax preference items, such as tax exempt interest income, on the Company’s effective tax rate is reduced.

The Company paid cash dividends of $0.215 per share in the first quarter of 2014. At March 31, 2014, the Bank’s regulatory capital was well above the minimum amounts required to be “well capitalized” under current regulatory standards.

About Auburn National Bancorporation, Inc.

Auburn National Bancorporation, Inc. (the “Company”) is the parent company of AuburnBank (the “Bank”), with total assets of approximately $773 million. The Bank is an Alabama state-chartered bank that is a member of the Federal Reserve System and has operated continuously since 1907. Both the Company and the Bank are headquartered in Auburn, Alabama. The Bank conducts its business in East Alabama, including Lee County and surrounding areas. The Bank operates full-service branches in Auburn, Opelika, Valley, Hurtsboro and Notasulga, Alabama. In-store branches are located in the Kroger and Wal-Mart SuperCenter stores in both Auburn and Opelika. The Bank also operates commercial loan production offices in Montgomery and Phenix City, Alabama. Additional information about the Company and the Bank may be found by visiting www.auburnbank.com.

Cautionary Notice Regarding Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, including, without limitation, statements about future financial and operating results, costs and revenues, economic conditions in our markets, loan demand, mortgage lending activity, net interest margin, yields on earning assets, securities valuations and performance, interest rates, generally and applicable to our assets and liabilities, loan performance, nonperforming assets, other real estate owned, loan losses, charge-offs, other-than-temporary impairments, collateral values, credit quality, asset sales, and market trends, as well as statements with respect to our objectives, expectations and intentions and other statements that are not historical facts. Actual results may differ from those set forth in the forward-looking statements.

Forward-looking statements, with respect to our beliefs, plans, objectives, goals, expectations, anticipations, estimates and intentions, involve known and unknown risks, uncertainties and other factors, which may be beyond our control, and which may cause the actual results, performance, achievements, or financial condition of the Company or the Bank to be materially different from future results, performance, achievements, or financial condition expressed or implied by such forward-looking statements. You should not expect us to update any forward-looking statements.

All written or oral forward-looking statements attributable to us are expressly qualified in their entirety by this cautionary notice, together with those risks and uncertainties described in our annual report on Form 10-K for the year ended December 31, 2013 and otherwise in our other SEC reports and filings.

Explanation of Certain Unaudited Non-GAAP Financial Measures

This press release contains financial information determined by methods other than U.S. generally accepted accounting principles (“GAAP”). The attached financial highlights provide reconciliations between GAAP net earnings and operating net earnings, which exclude gains or losses on items deemed not to reflect core operations, as well as tax-equivalent net interest income and net interest margin, including the presentation of total revenue and the calculation of the efficiency ratio. Management uses these non-GAAP financial measures in its analysis of the Company’s performance and believes presentations of “operating” and tax-equivalent financial measures provide useful supplemental information regarding the Company’s performance, and that operating net earnings better reflect the Company’s core operating activities. Management utilizes these non-GAAP measures in the calculation of certain of the Company’s ratios, in particular, to analyze on a consistent basis over time the performance of what it considers to be its core operations. The Company believes the non-GAAP measures enhance investors’ understanding of the Company’s business and performance. These measures are also useful in understanding performance trends and facilitate comparisons with the performance of other financial institutions. The limitations associated with these measures are the risk that persons might disagree as to the appropriateness of items comprising these measures and that different companies might calculate these measures differently. The Company provides reconciliations between GAAP and these non-GAAP measures. These disclosures should not be considered an alternative to GAAP.

Reports First Quarter Net Earnings/page 4

Financial Highlights (unaudited)

Quarter ended March 31,
(Dollars in thousands, except per share amounts)	2014	2013

Results of Operations
Net interest income (a)	$5,594	$5,523
Less: tax-equivalent adjustment	324	382
Net interest income (GAAP)	5,270	5,141
Noninterest income	756	1,655
Total revenue	6,026	6,796
Provision for loan losses	(400)	400
Noninterest expense	3,948	4,226
Income tax expense	657	481
Net earnings	$1,821	$1,689

Per share data:
Basic and diluted net earnings:
GAAP	$0.50	$0.46
Operating (b)	0.55	0.51
Cash dividends declared	$0.215	$0.21
Weighted average shares outstanding:
Basic and diluted	3,643,161	3,642,918
Shares outstanding, at period end	3,643,173	3,642,928
Book value	$18.74	$19.27
Common stock price:
High	$25.80	$22.60
Low	23.20	20.80
Period-end	23.20	22.00
To earnings ratio	11.72	x	11.46	x
To book value	124%	114%
Performance ratios:
Return on average equity (annualized):
GAAP	11.11%	9.47%
Operating (b)	12.29%	10.41%
Return on average assets (annualized):
GAAP	0.96%	0.87%
Operating (b)	1.06%	0.95%
Dividend payout ratio	43.00%	45.65%
Other financial data:
Net interest margin (a)	3.20%	3.09%
Effective income tax rate	26.51%	22.17%
Efficiency ratio (c)	59.31%	54.17%
Asset Quality:
Nonperforming assets:
Nonperforming (nonaccrual) loans	$3,188	$4,748
Other real estate owned	3,111	4,810
Total nonperforming assets	$6,299	$9,558

Net charge-offs	$157	$354

Allowance for loan losses as a % of:
Loans	1.26%	1.73%
Nonperforming loans	148%	143%
Nonperforming assets as a % of:
Loans and other real estate owned	1.68%	2.42%
Total assets	0.81%	1.24%
Nonperforming loans as a % of total loans	0.86%	1.22%
Net charge-offs (annualized) as a % of average loans	0.17%	0.36%
Selected average balances:
Securities	$268,013	$263,074
Loans, net of unearned income	377,322	396,436
Total assets	762,153	777,756
Total deposits	678,324	653,802
Long-term debt	12,217	46,661
Total stockholders’ equity	65,556	71,317
Selected period end balances:
Securities	$279,989	$270,219
Loans, net of unearned income	372,639	390,570
Allowance for loan losses	4,711	6,769
Total assets	773,333	772,155
Total deposits	687,088	659,056
Long-term debt	12,217	37,217
Total stockholders’ equity	68,283	70,217

(a) Tax equivalent. See “Explanation of Certain Unaudited Non-GAAP Financial Measures” and “Reconciliation of GAAP to non-GAAP Measures (unaudited).”

(b) Operating measures. See “Explanation of Certain Unaudited Non-GAAP Financial Measures” and “Reconciliation of GAAP to non-GAAP Measures (unaudited).”

(c) Efficiency ratio is the result of operating noninterest expense divided by the sum of operating noninterest income and tax-equivalent net interest income.

Reports First Quarter Earnings/page 5

Reconciliation of GAAP to non-GAAP Measures (unaudited):

	Quarter ended March 31,
(Dollars in thousands, except per share amounts)	2014	2013

Net earnings, as reported (GAAP)	$1,821	$1,689
Non-operating items (net of 37% statutory tax rate):
Securities losses (gains), net	193	(101)
Prepayment penalty on long-term debt	—	268

Operating net earnings	$2,014	$1,856

Basic and diluted earnings per share, as reported (GAAP)	$0.50	$0.46
Non-operating items (net of 37% statutory tax rate):
Securities losses (gains), net	0.05	(0.03)
Prepayment penalty on long-term debt	—	0.08

Operating net earnings per share	$0.55	$0.51

Net interest income, as reported (GAAP)	$5,270	$5,141
Tax-equivalent adjustment	324	382

Net interest income (tax-equivalent)	$5,594	$5,523

Noninterest income, as reported (GAAP)	$756	$1,655
Non-operating items:
Securities losses (gains), net	307	(161)

Operating noninterest income	$1,063	$1,494

Total Revenue, as reported (GAAP)	$6,026	$6,796
Tax-equivalent adjustment	324	382
Non-operating items:
Securities losses (gains), net	307	(161)

Total Operating Revenue (tax-equivalent)	$6,657	$7,017

Noninterest expense, as reported (GAAP)	$3,948	$4,226
Non-operating items:
Prepayment penalty on long-term debt	—	(425)

Operating noninterest expense	$3,948	$3,801

Total stockholders’ equity (GAAP)	$68,284	$70,217
Unrealized losses (gains) on available for sale securities, net of tax	1,793	(4,317)

Tier 1 Common Equity (1)	$70,077	$65,900

(1) March 31, 2014 total is preliminary.